Exhibit 99.1

TTEC’s Board of Directors Declared an Increase in

the Semi-Annual Cash Dividend

DENVER, September 27, 2021 – TTEC Holdings, Inc. (NASDAQ: TTEC), one of the largest, global CX (customer experience) technology and services innovators for end-to-end digital CX solutions, announced that on September 22, 2021 its Board of Directors declared a cash dividend of $0.47 per common share to be paid on October 22, 2021 to shareholders of record as of October 8, 2021. This semi-annual dividend represents a 9.3 percent increase over the dividend paid in April 2021 and 17.5 percent increase over the dividend paid in October 2020.

ABOUT TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest, global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the Company’s Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions. The Company’s Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions. Founded in 1982, the Company’s singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company's nearly 58,500 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com

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Investor Contact Paul Miller +1.303.397.8641	Media Contact Tim Blair +1.303.397.9267	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832